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                                                                    Exhibit No.6



                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary
HQ/CS/CL.24B/10525
22 January 2004


Sir/Madam,

     SUB: NEWS ITEM IN ECONOMIC TIMES DATED 22 JANUARY 2004.

     This has reference to your letter dated 22 January 2004 referring to the news item that has appeared in The Economic Times, Mumbai dated 22 January 2004 under the heading "VSNL to buy Dishnet's net, DSL business for Rs.309 cr".

2. The VSNL Board at its Meeting held on 21 January 2004 discussed and considered the matter of acquisition of broadband and Internet business of Dishnet DSL Limited subject to legal, technical and financial due-diligence to be carried out by VSNL and completion of other required formalities satisfactorily.

3. On satisfactory completion of due-diligence the matter will have to be submitted to the Board for decision again.


          Thanking you,
                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                  Rishabh Aditya
                                                         Asst. Company Secretary



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Ms. Devika Shah                    Mr. Suprabhat Lala
General Manager  (Surveillance)    National Stock Exchange of India Limited
The Stock Exchange, Mumbai         'Exchange Plaza', Bandra-Kurla Complex,
Rotunda Building, 1st Floor,       Bandra (E), Mumbai - 400051.
Mumbai Samachar Marg,              Fax No.: 26598155
Mumbai - 400 001
Fax : 022 22723355
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